UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CYTOMEDIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	23-3011702
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

416 Hungerford Dr., Suite 330 Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Cytomedix, Inc. Long-Term Incentive Plan
(Full title of the plan)

ANDREW MASLAN
CHIEF FINANCIAL OFFICER
416 HUNGERFORD DR., SUITE 330
ROCKVILLE, MARYLAND 20850
(240) 499-2680
(Name, address and telephone number of agent for service)

WITH COPIES TO:

MICHELE SIMMONS ALLGOOD
WILLIAMS & ANDERSON PLC
111 CENTER STREET, 22ND FLOOR
LITTLE ROCK, ARKANSAS 72201
501.372.0800

Indicate by check mark whether the registrant is a "large accelerated filer," "an accelerated filer," "a non-accelerated filer," or "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Common Stock, $.0001 par value	1,000,000 Shares	$0.96 per share	$960,000	$29.47

(1) The Registrant previously registered 4,000,000 shares that may be issued pursuant to the Cytomedix, Inc. Long-Term Incentive Plan by filing a Registration Statement on Form S-8 on November 1, 2004, as amended by Post-Effective Amendment No. 1 filed on June 12, 2006. This filing is made solely to register 1,000,000 additional shares which may be issued upon the exercise of options or otherwise under the Cytomedix Inc. Long-Term Incentive Plan.

(2) The proposed offering price per share (and thus the proposed maximum aggregate offering price) was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act of 1933. The exercise prices of the options are not known and therefore have been determined in accordance with Rule 457(c) based upon the average of the high and low sale prices per share of the Registrant’s Common Stock as reported by the American Stock Exchange on March 24, 2008.

REGISTRATION OF ADDITIONAL SECURITIES AND INCORPORATION OF PREVIOUS REGISTRATION STATEMENT BY REFERENCE

Cytomedix previously registered an aggregate 4,000,000 shares of its Common Stock issuable under the Cytomedix Long-Term Incentive Plan (the “Plan”). On November 3, 2006, the Company’s shareholders approved an amendment to the Plan, increasing the number of shares of Common Stock issuable thereunder from 4,000,000 to 5,000,000. This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register such additional shares which may be issued under the Plan.

The contents of the registration statement on Form S-8, as amended by Post-Effective Amendment No. 1 (Commission File No. 333-120141) previously filed by the Company and relating to the registration of shares of Common Stock for issuance under the Plan, are hereby incorporated by reference into this registration statement in accordance with General Instruction E to Form S-8.

PART II
INFORMATION REQUIRED TO BE IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference
The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2007, originally filed with the Commission on March 25, 2008, (Commission File No. 000-32518);

(b)
The Registrant’s Current Reports on Form 8-K, filed with the Commission on April 13, 2007, August 8, 2007, September 24, 2007, October 16, 2007, November 7, 2007, December 21, 2007, January 29, 2008, and March 18, 2008 (each, Commission File No. 000-32518); and

(c)
The Registrant’s Registration Statement on Form S-8 relating to the Plan, filed with the Commission on November 1, 2004, as amended by Post-Effective Amendment No. 1 filed with the Commission on June 12, 2006 (Commission File No. 333-120141).

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 8. EXHIBITS

5.1	Opinion of Williams & Anderson PLC

10.1	Cytomedix, Inc. Long-Term Incentive Plan as amended on November 3, 2006 (Previously filed as Exhibit 10.4 to Form 10-K filed on February 26, 2007, File No. 000-32518)

23.1	Consent of L J Soldinger Associates, LLC

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Williams & Anderson PLC (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on March 26, 2008.

Cytomedix, Inc.

By: /s/Kshitij Mohan
Kshitij Mohan

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/Kshitij Mohan
Kshitij Mohan, Chief Executive Officer and Chairman of the Board

Dated: March 26, 2008

/s/James S. Benson__________________
James S. Benson, Director

Dated: March 26, 2008

/s/David P. Crews
David P. Crews, Director

Dated: March 26, 2008

/s/Arun K. Deva
Arun K. Deva, Director

Dated: March 26, 2008

/s/David F. Drohan
David F. Drohan, Director

Dated: March 26, 2008

/s/Mark T. McLoughlin
Mark T. McLoughlin, Director

Dated: March 26, 2008

/s/Andrew S. Maslan
Andrew Maslan, Chief Financial Officer

Dated: March 26, 2008